For Immediate Release Media Contacts: Tim Bixby LivePerson, Inc. (212) 609-4200 bixby@liveperson.com	Budd Zuckerman Genesis Select Corp. (303) 415-0200 budd@genesisselect.com

LivePerson Reports Fourth Quarter Revenue Increase of 37% to $6.3 million

Quarterly Revenue Increases 10% from Prior Quarter

NEW YORK, NY - February 2, 2006 - LivePerson, Inc. (Nasdaq: LPSN), a provider of online conversion solutions, today announced financial results for the fourth quarter ended December 31, 2005.

Revenue for the fourth quarter was $6.3 million, a 37% increase from the fourth quarter of 2004, and a 10% sequential increase versus the third quarter of 2005. Revenue for the full year 2005 was $22.3 million, a 28% increase from $17.4 million in the prior year. Revenue growth was due primarily to new deployments of TimpaniTM Sales & Marketing, and continuing strong sales of LivePerson Pro to small and mid-size business customers. Timpani Sales & Marketing analyzes website traffic in real time, enabling LivePerson clients to proactively engage high-value buyers based on their shopping behavior, thereby increasing online customer conversion rates.

“We are very pleased with the results for the quarter,” CEO Robert LoCascio said. “We attained our goal of double-digit sequential revenue growth in the fourth quarter to cap off a very strong year. The continued acceptance of Timpani Sales & Marketing by some of the world’s leading companies reflects the growing importance these organizations place on engaging their online customers. We are also pleased with the continued expansion of the LivePerson Pro customer base of small and mid-size businesses.”

LivePerson signed several new blue-chip clients during the quarter, adding two more of the ten largest financial institutions in the US, and currently counts six of the 12 largest US financial institutions among its clients. LivePerson also recently added one of the four leading online travel companies, another of the leading search technology providers, and two of the world’s leading theme park operating companies to its client roster.

Net income for the fourth quarter of 2005 was $1.1 million or $0.03 per share as compared to net income of $0.3 million or $0.01 per share in the fourth quarter of 2004, and net income of $0.7 million or $0.02 per share in the third quarter of 2005. Net income for the year was $2.5 million or $0.07 per share, as compared to $2.1 million or $0.06 per share in the prior year.

Earnings before interest, taxes, depreciation, amortization and non-cash compensation (EBITDA) for the fourth quarter of 2005 was $1.3 million as compared to $0.6 million in the fourth quarter of 2004 and $1.2 million in the third quarter of 2005. EBITDA for the year was $4.0 million as compared to $3.3 million in the prior year.

The Company’s cash balance increased by $4.7 million or 38% to $17.1 million at December 31, 2005 as compared to the prior year. The Company’s effective book tax rate for the year was 21%.

The difference between EBITDA per share, a non-GAAP measure, and GAAP EPS, is interest, taxes, depreciation, amortization and non-cash compensation.

A reconciliation of the differences between EBITDA and the most comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) is located under the heading “Reconciliation of Non-GAAP Financial Information to GAAP” immediately following the Condensed Consolidated Statements of Income included in this press release.

LivePerson considers EBITDA and cash from operations to be important financial indicators of the company's operational strength and the performance of its business. EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table below.

Financial Expectations

The company currently expects the following financial results:

•	Revenue of $6.75-$6.85 million for the first quarter of 2006
•	EBITDA of $0.03 per share and GAAP EPS of $0.01 for the first quarter of 2006
•	Revenue of $30.0 - $30.5 million for the full year 2006
•	EBITDA of $0.16 per share and GAAP EPS of $0.05 for the full year 2006
•	An effective tax rate of 40% for the full year 2006

These GAAP EPS expectations already include the estimated impact of a change in accounting policy related to adopting SFAS 123(R) as of January 1, 2006. This change is expected to decrease net income per share by $0.05 and $0.01, for the full year 2006 and the first quarter of 2006, respectively, based upon the number of options outstanding as of December 31, 2005. This impact may change based upon additional stock option grants, if any, methodology refinement or other factors.

LivePerson, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except Share and Per Share Data)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Total revenue	$6,316	$4,596	$22,277	$17,392

Operating expenses:
Cost of revenue	1,300	771	4,297	2,888
Product development	672	530	2,699	2,000
Sales and marketing	2,086	1,462	6,975	5,183
General and administrative	1,058	1,325	4,458	4,456
Amortization of other intangibles	232	230	931	792
Total operating expenses	5,348	4,318	19,360	15,319

Income from operations	968	278	2,917	2,073

Other income, net	117	36	300	77

Income before provision for income taxes	1,085	314	3,217	2,150

Provision for income taxes	(63)	-	675	58

Net income	$1,148	$314	$2,542	$2,092

Basic net income per common share	$0.03	$0.01	$0.07	$0.06

Diluted net income per common share	$0.03	$0.01	$0.06	$0.05

Weighted average shares outstanding used in basic net
income per common share calculation	37,750,875	37,370,093	37,557,722	37,263,378

Weighted average shares outstanding used in diluted net
income per common share calculation	40,616,738	39,410,072	39,885,328	39,680,304

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In Thousands, Except Share and Per Share Data)
Unaudited

Unaudited Supplemental Data

The following information is not a financial measure under generally accepted accounting principles (GAAP). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net income in accordance with generally
accepted accounting principles	$1,148	$314	$2,542	$2,092
Add/(less):
(a) Amortization of other intangibles	232	230	931	792
(b) Non-cash compensation	-	59	-	246
(c) Depreciation	56	46	171	217
(d) Provision for income taxes	(63)	-	675	58
(e) Interest income, net	(117)	(36)	(300)	(77)
EBITDA (1)	$1,256	$613	$4,019	$3,328
Diluted EBITDA per common share	$0.03	$0.02	$0.10	$0.08

Weighted average shares used in diluted EBITDA
per common share	40,616,738	39,410,072	39,885,328	39,680,304

EBITDA	$1,256	$613	$4,019	$3,328
Add/(less):
Changes in operating assets and liabilities	255	(396)	263	(1,318)
Provision for doubtful accounts	-	15	30	30
Provision for income taxes	63	-	(675)	(58)
Deferred income taxes	(32)	8	666	8
Interest income, net	117	36	300	77
Net cash provided by operating activities	$1,659	$276	$4,603	$2,067

(1) Earnings before interest, taxes, depreciation and amortization.

LivePerson, Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)
Unaudited

	December 31, 2005	December 31, 2004

ASSETS

Current assets:
Cash and cash equivalents	$17,117	$12,425
Accounts receivable, net	1,727	1,641
Prepaid expenses and other current assets	591	475
Total current assets	19,435	14,541

Property and equipment, net	575	384
Intangibles, net	790	1,721
Security deposits	180	166
Other assets	446	338
Total assets	$21,426	$17,150

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$346	$262
Accrued expenses	1,803	1,666
Deferred revenue	1,618	1,330
Total current liabilities	3,767	3,258

Other liabilities	446	338

Commitments and contingencies

Total stockholders' equity	17,213	13,554
Total liabilities and stockholders' equity	$21,426	$17,150

About LivePerson

LivePerson is a provider of online conversion solutions. Our hosted software enables companies to identify and proactively engage online visitors—increasing sales, satisfaction and loyalty while reducing service costs. Combining web-interaction technology (chat, email and a self-service knowledgebase) with a deep understanding of consumer behavior and industry best practices, LivePerson’s TimpaniTM platform engages the right customer, at the right time, with the right communications channel. This Engagement Marketing platform creates more relevant, compelling and personalized experiences—converting traffic into revenues, and facilitating real-time sales and customer service. More than 4,000 companies including EarthLink, Hewlett-Packard, Microsoft, Qwest and Verizon rely on LivePerson to help maximize the return on their marketing and e-commerce investments. LivePerson is headquartered in New York City.

EBITDA Financial Disclosure

Investors are cautioned that the EBITDA, or earnings before interest, taxes, depreciation, amortization and non-cash compensation, information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our performance. We caution investors that non-GAAP financial information such as EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Forward Looking Statements

Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we are under no obligation to inform you if they do. Our company policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter. Actual events or results may differ materially from those contained in the projections or forward-looking statements. The following factors, among others, could cause our actual results to differ materially from those described in a forward-looking statement: our history of losses; potential fluctuations in our quarterly and annual results; responding to rapid technological change and changing client preferences; competition in the real-time sales, marketing and customer service solutions market; continued use by our clients of the LivePerson services and their purchase of additional services; technology systems beyond our control and technology-related defects that could disrupt the LivePerson services; risks related to adverse business conditions experienced by our clients; our dependence on key employees; competition for qualified personnel; the impact of new accounting rules, including the requirement to expense stock options; the possible unavailability of financing as and if needed; risks related to the operational integration of acquisitions; risks related to our international operations, particularly our operations in Israel, and the current civil and political unrest in that region; risks related to protecting our intellectual property rights or potential infringement of the intellectual property rights of third parties; our dependence on the continued use of the Internet as a medium for commerce and the viability of the infrastructure of the Internet; and risks related to the regulation or possible misappropriation of personal information. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by us with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.